EXHIBIT 10.3

REGENXBIO INC.

2025 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

REGENXBIO Inc. (the “Company”) has granted you (the “Optionee”) the following option (the “Option”) to purchase shares of the common stock of the Company:

Name of Optionee:	[Participant Name]
Total Number of Common Shares:	[Number of Options]
Type of Option:	[ISO or NSO]
Exercise Price per Common Share:	[Exercise Price]
Date of Grant:	[Grant Date]
Vesting Commencement Date:	[Vesting Commencement Date]
Vesting Schedule:	[Vesting Schedule]
Expiration Date:

[10th anniversary of Date of Grant]. This Option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement, and may terminate earlier in connection with certain corporate transactions as described in Article 9 of the Plan.

You and the Company agree that this Option is granted under and governed by the terms and conditions of the Company’s 2025 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, both of which are incorporated herein by reference.

This Notice of Stock Option Grant may be executed and delivered electronically whether via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Company. By your acceptance hereof (whether written, electronic or otherwise), you agree, to the fullest extent permitted by law, that in lieu of receiving documents in paper format, you accept the electronic delivery of any documents relating to the Plan or this Option (including, without limitation, the Plan, this Notice of Stock Option Grant, the Stock Option Agreement, account statements, prospectuses required by the Securities and Exchange Commission and other legally required notices, and other communications and information) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You agree that the Company may deliver these documents by any means of electronic delivery specified by the Company. The Company may also use an automated system for the documentation, granting or exercise of Awards.

If you do not actively accept this Option within three months of the Date of Grant listed above, you are deemed to have accepted the Option, subject to all of the terms and conditions in this Notice of Stock Option Grant, the Plan, and the Stock Option Agreement, unless otherwise determined by the Administrator.

OPTIONEE	REGENXBIO INC.
By:
[Participant Name]	Name: [Authorized Individual Name]
Title: [Authorized Individual Title]

REGENXBIO INC.

2025 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

1. Grant of Option

Subject to all of the terms and conditions set forth in the Notice of Stock Option Grant and this Stock Option Agreement (collectively, this “Agreement”), and in the Plan, the Company has granted you an Option to purchase up to the total number of Common Shares specified in the Notice of Stock Option Grant at the Exercise Price indicated in the Notice of Stock Option Grant.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement or the Plan. References to “you” and “your” in this Agreement refer to the Optionee of the Option.

For all purposes applicable to this Option, “Service” means your continuous service as an Employee, Outside Director or Consultant.

2. Tax Treatment

This Option is intended to be an incentive stock option described in Code Section 422(b) (“ISO”) or a nonstatutory stock option, meaning a stock option not described in Code Sections 422 or 423 (“NSO”) as provided in the Notice of Stock Option Grant. However, even if this Option is designated as an ISO in the Notice of Stock Option Grant, it shall be deemed to be an NSO to the extent it does not qualify as an ISO under federal tax law, including under the $100,000 annual limitation under Section 422(d) of the Code.

3. Vesting

This Option vests and becomes exercisable in accordance with the vesting schedule set forth in the Notice of Stock Option Grant, as otherwise agreed upon in an applicable employment agreement, or pursuant to and subject to the terms of Article 9 of the Plan with respect to a Change in Control.

In no event will this Option vest or become exercisable for additional Common Shares after your Service has terminated for any reason.

4. Term

This Option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (This Option will expire earlier if your Service terminates, as described below, and this Option may be terminated earlier as provided in Article 9 of the Plan.)

Upon its expiration or termination, this Option shall have no further force or effect and you shall have no further rights under this Option or to any Common Shares that have not been purchased pursuant to your prior exercise of this Option.

5. Termination of Service

If your Service terminates for any reason, this Option will expire immediately to the extent the Option is unvested as of your termination date and does not vest as a result of your termination of Service. The Administrator determines when your Service terminates for all purposes of this Option.

6. Regular Termination

If your Service terminates for any reason except death or Disability (including a termination by reason of your employer or other service recipient ceasing to be a Subsidiary of the Company, as applicable), then this Option, to the extent vested and exercisable as of your termination date, will expire at the close of business at Company headquarters on the date three months after your termination date.

7. Death

If you die before your Service terminates (or you die within the first three months after your Service terminates), then this Option, to the extent vested and exercisable as of your termination date, will expire at the close of business at Company headquarters on the date 12 months after the date of death (or the date of your termination of Service, if earlier).

8. Disability

If your Service terminates because of your Disability, then this Option, to the extent vested and exercisable as of your termination date, will expire at the close of business at Company headquarters on the date 12 months after your termination date.

For all purposes under this Agreement, “Disability” means that the Administrator determines in its sole discretion that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

9. Leaves of Absence and Part-Time Work

For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy, or the terms of your leave. However, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

10. Notice Concerning Incentive Stock Option Treatment

Even if this Option is designated as an ISO in the Notice of Stock Option Grant, it ceases to qualify for favorable tax treatment as an ISO to the extent that it is exercised: (a) more than three months after the date when you cease to be an Employee for any reason other than death or permanent and total disability (as defined in Section 22(e)(3) of the Code), (b) more than 12 months after the date when you cease to be an Employee by reason of permanent and total disability (as defined in Section 22(e)(3) of the Code) or (c) on or after the first day following the end of the first three months of your leave of absence, unless your reemployment rights following such leave were guaranteed by statute or by contract.

11. Restrictions on Exercise

The Company will not permit you to exercise this Option unless the issuance of Common Shares is in compliance with all applicable federal and state laws and regulations, as they are in effect on the date of issuance.

12. Notice of Exercise

You may exercise only Options that are then exercisable in accordance with the vesting schedule set forth in the Notice of Stock Option Grant or pursuant to Article 9 of the Plan with respect to a Change in Control. When you wish to exercise this Option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form or, if the Company has designated a brokerage firm to administer the Plan, you must notify such brokerage firm in the manner such brokerage firm requires. Your Notice of Exercise must specify how many Common Shares you wish to purchase. The exercise of your Option will be effective only when (i) you have completed, signed, and delivered the Notice of Exercise in the form supplied by the Company (which may be electronic) and the Company receives it; (ii) you have made payment to the Company, pursuant to the terms of this Agreement, of an amount equal to the Exercise Price multiplied by the number of Common Shares being purchased as specified in the Notice of Exercise;

and (iii) you have satisfied, in a manner acceptable to the Company, any withholding liability under any state, federal, or other law arising in connection with the exercise of the Option.

However, if you wish to exercise this Option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

You may exercise your Option only for whole shares.

13. Form of Payment

When you submit your Notice of Exercise, you must include payment of the aggregate Exercise Price for the Common Shares that you are purchasing. To the extent permitted by applicable law, and if approved by the Administrator, payment may be made in one (or a combination of two or more) of the following forms:

By delivering to the Company your personal check, a cashier’s check or a money order, or arranging for a wire transfer.

By delivering to the Company certificates for unrestricted Common Shares that you already own, along with any forms needed to effect a transfer of those Common Shares to the Company. The Fair Market Value of such Common Shares, determined as of the effective date of the option exercise, will be applied to the aggregate Exercise Price. Instead of surrendering Common Shares, you may attest to the ownership of those Common Shares on a form provided by the Company and have the same number of Common Shares subtracted from the Common Shares issued to you.

By giving to a securities broker approved by the Administrator irrevocable directions to sell all or part of the Common Shares being purchased as specified in the Notice of Exercise and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the aggregate Exercise Price. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Administrator and the broker. This exercise method is sometimes called a “same-day sale.”

14. Withholding Taxes	You will not be allowed to exercise this Option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the exercise of the Option. These arrangements include payment in cash. With the Administrator’s consent, these arrangements may also include (a) payment from the proceeds of the sale of Common Shares through a Company-approved broker, (b) withholding Common Shares that otherwise would be issued to you when you exercise this Option with a Fair Market Value no greater than the minimum amount required by law to be withheld, (c) surrendering Common Shares that you previously acquired with a Fair Market Value no greater than the minimum amount required by law to be withheld, or (d) withholding cash from other compensation. The Fair Market Value of withheld or surrendered Common Shares, determined as of the date they are withheld or surrendered, will be applied to the withholding taxes.

15. Restrictions on Resale

You agree not to sell any Common Shares issued pursuant to your exercise of this Option at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

16. Option Is Nontransferable; Beneficiary Designations

Prior to the Service Provider’s death, only the Service Provider (i.e., an Employee, Outside Director or Consultant, subject to the terms of the Plan) may exercise this Option. You may not sell, transfer, assign, pledge or otherwise dispose of this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid.

The Service Provider may, however, dispose of this Option in the Service Provider’s will or by means of a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before the Service Provider’s death. If the Service Provider files no beneficiary designation or if none of the Service Provider’s designated beneficiaries survives the Service Provider, then the Service Provider’s estate will receive the vested portion of the Option that the Service Provider holds at the time of the Service Provider’s death. To receive the Service Provider’s Option, the Service Provider’s beneficiary or a representative of the Service Provider’s estate must acknowledge and agree in writing, in a form acceptable to the Administrator, to be bound by the provisions of this Agreement and the Plan as if such beneficiary or representative of the estate were the Service Provider.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your Option in any other way.

17. Employment at Will

Neither your Option nor this Agreement gives you the right to be retained by the Company, a Parent, a Subsidiary, or an Affiliate in any capacity, nor the right to receive any future Awards. The Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your Service at any time, with or without cause.

18. Stockholder Rights

Your Option carries neither voting rights nor rights to receive dividends. Neither you, nor your estate or heirs, have rights as a stockholder of the Company unless and until you have exercised this Option by giving the required Notice of Exercise to the Company, paying the applicable aggregate Exercise Price, and satisfying any applicable withholding taxes. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this Option.

19. Insider Trading Policies and Laws

You agree to comply with the Company’s Insider Trading Policy and code of conduct (or related policies) as may be adopted or amended from time to time by the Board (or a duly authorized committee thereof). In addition, you shall comply with any applicable insider trading restrictions under securities laws, market abuse laws and/or other similar laws in the United States and in your country of residence (if different).

20. Recoupment or Clawback Policy

This Option, and the Common Shares acquired upon exercise of this Option, shall be subject to any recoupment or clawback policy that the Company or any Affiliate has adopted or may adopt from time to time (the “Clawback Policy”). In addition, in consideration for this Award, you hereby agree that all outstanding incentive awards that have been made to you under the Plan or otherwise are also subject to the Clawback Policy. For the avoidance of doubt, the Clawback Policy may provide for the forfeiture of this Option or the recoupment of any Common Shares previously issued in connection with any Award granted under the Plan. This Agreement shall not affect the Company’s ability to pursue any other available rights and remedies under applicable law.

21. Adjustments

In the event of a stock split, a stock dividend or a similar change in Common Shares, the Administrator may, in its discretion, adjust the number and kind of shares covered by this Option and the Exercise Price.

22. Effect of Certain Corporate Transactions

If the Company is a party to a Change in Control, which may include a merger of the Company into another entity or certain other transactions described in the Plan, then this Option will be subject to the applicable provisions of Article 9 of the Plan.

23. Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).
24. The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, or as to matters as to which this Agreement is silent, the provisions of the Plan shall be controlling and determinative.

25. Entire Agreement

The Plan and this Agreement constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

26. Successors and Third-Party Beneficiaries

This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan. Each of the Company’s Affiliates shall be deemed to be a third-party beneficiary under this Agreement. The provisions of this Agreement extend to these third-party beneficiaries.

27. Unsecured and Unfunded Agreement

None of your rights hereunder shall be greater than the right of an unsecured general creditor of the Company. Any payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

28. Notices

Notices and communications under this Agreement must be in writing (and in the case of notices by the Company, any such notice must be made by an individual authorized by the Administrator to communicate regarding the subject of the notice) and, unless provided otherwise in this Agreement or by the Administrator, either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to its principal executive offices to the attention of the President or the General Counsel, or any other address designated by the Company in a written notice to you. Notices to you will be directed to your address then currently on file with the Company, or at any other address given by you in a written notice to the Company.

29. Waiver

Any waiver of any provision contained in this Agreement shall not be valid unless made in writing and signed by the person or persons sought to be bound by such waiver. The waiver by the Company of your breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by you.

30. Amendment

No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto, except for any amendment or modification (i) made in connection with Articles 9 or 13.3 of the Plan, (ii) that the Administrator determines would not materially impair your rights under this Agreement, or (iii) that the Administrator determines is required to satisfy any law or regulation.

31. Severability and Reformation

If any one or more provisions of this Agreement are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable. It is your intention and the Company’s intention that if any of your restrictions, limitations, or obligations set forth in this Agreement are found by a court of competent jurisdiction to be overly broad, unreasonable, or otherwise unenforceable then these restrictions, limitations, or obligations shall be modified and enforced to the greatest extent that the court deems permissible.
32. Code Section 409A

This Agreement and payments hereunder shall be interpreted to be exempt from the requirements of Code Section 409A pursuant to Treasury Regulations section 1.409A-1(b)(5)(i). Nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Code Section 409A) to the Company or to any other individual or entity, and the Company shall have no liability to you, or any other party, if this Award is not exempt from or compliant with Code Section 409A.

33. Whistleblower Protections

Nothing in this Agreement, any other agreement, or any policy of the Company or its Affiliates is intended, or should be interpreted, to prohibit you from (1) reporting possible violations of federal law or regulation to any government agency or entity, (2) making any disclosures that are protected under the whistleblower provisions of federal law or regulation, or (3) otherwise cooperating with any government inquiry, in each case without advance approval by, or prior, contemporaneous, or subsequent notice to, anyone in the Company or its Affiliates.

34. Data Privacy

You acknowledge and agree that the Company and its Affiliates will process and retain certain personal data for the purposes of (1) calculating Awards, (2) monitoring Award terms and conditions, and (3) otherwise administering the Plan and Awards made under it. Such personal data may include, among other things, your name, address, email address, social security number, pay data, job title, and employment dates. You consent to such processing, and to the sharing of such personal data with the Company, its Affiliates, its agents, its advisers, its regulators, and tax authorities, wherever appropriate.

35. No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Common Shares. You are hereby advised to consult with your own personal tax, legal, and financial advisors regarding your participation in the Plan before taking any action related to the Option or the Plan.

36. Imposition of Other Requirements

The Company reserves the right to impose other requirements on your participation in the Plan, on the Option, and on any Common Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you (or any permitted transferee) to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

BY SIGNING OR OTHERWISE ACCEPTING THE NOTICE OF STOCK OPTION GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND IN THE PLAN.